UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 3, 2009

HNI Corporation
(Exact Name of Registrant as Specified in Charter)

Iowa	1-14225	42-0617510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant's telephone number, including area code:  (563) 272-7400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Compensatory Arrangement

On April 3, 2009, Stan A. Askren, Chairman, President and Chief Executive Officer, HNI Corporation (the "Corporation"), recommended and the Corporation's Board of Directors (the "Board") approved a 10% reduction in his base salary effective May 1, 2009.  Previously, on February 11, 2009, Mr. Askren recommended and the Board approved a freeze in his base salary for the second consecutive year.  The reduction will remain in effect until the Board again reviews Mr. Askren's compensation.  The net effect of the reduction will be to decrease Mr. Askren's annual base salary by $73,500 from $735,004 to $661,504.

Section 8 — Other Events

Item 8.01	Other Events.

On April 3, 2009, the Board approved a 10% reduction in the annual retainer payable to each director for service to the Corporation effective May 12, 2009, the date of the Corporation's next scheduled payment to directors.  Prior to the 10% reduction, the annual retainer has remained the same since August 7, 2007.  The reduction will remain in effect until the Board again reviews director compensation.  The net effect of the reduction will be to decrease the annual retainer by $10,000 from $100,000 to $90,000.

Mr. Askren recommended and the Board approved these changes due to the very challenging market conditions facing the Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	April 3, 2009	By	/s/ Steven M. Bradford
Steven M. Bradford Vice President, General Counsel and Secretary